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Exhibit 4.6

Translation for information purpose only

        To all the Banks under the Phase IA Credit Agreement

        March 5, 2004

Ladies and Gentlemen:

        We refer to the waiver request (the "Waiver Request") that we sent you on October 17, 2003. Unless otherwise indicated to the contrary, all terms used in this letter have the meaning ascribed to them in the Waiver Request.

        It turns out that the negotiation of the necessary measures to restore, on a long-term basis, the financial situation of the Group is complex and will take more time than anticipated. We are therefore questioning the possibility to reach and implement an agreement before March 31, 2004.

        In order to enable the negotiation to continue, we therefore request, in the name and on behalf of the Borrowers, that you agree to extend the duration of the Waiver from March 31, 2004 to May 31, 2004 (the "Extension").

        It is understood that the Extension will not prejudice the exercise of any of your rights under the Credit Agreement in respect of:

—
any Potential Events of Default or Events of Default other than those described in the Waiver that have occurred or may occur, and

—
after May 31, 2004 any Events of Default or Potential Events of Default described in the Waiver.

        It is also understood that in no way is this request to be considered in and of itself, on whatever basis, an implicit or explicit acknowledgement by the Borrowers, of the existence of an Event of Default or Potential Event of Default described in the Waiver Request.

        For the purpose of this Extension, you shall be deemed to have waived until May 31, 2004 inclusive your right to invoke against the Borrowers any Event of Default or Potential Event of Default due to non compliance with the provisions of the Common Agreement relating to the amount of the Guarantee Deposits.

1.     Undertakings:

  a)
  Euro Disney SCA undertakes, and the Banks agree, that the total amount of the Guarantee Deposits be set at € 100 million on 20 April 2004, and maintained at this level until the end of the Extension, that is until May 31, 2004.

  b)
  Euro Disney SCA undertakes, during all the Extension, not to make any repayment of the Stand By Credit which would have the effect of bringing the outstanding amount of the Stand By Credit below €110 millions.

  c)
  Euro Disney SCA agrees to maintain and extend, during all the Extension, the missions [literal translation] of Secor and Imaginvest appointed to assist the Agents in the appreciation of the restructuring measures proposed by Euro Disney SCA.

  d)
  Euro Disney SCA agrees to maintain and extend, during all the Extension, the mission [literal translation] of KPMG under the Audit mission of the negotiation models and Long-Term Forecasts of the Euro Disney Group dated November 10, 2003, which will from now on be based on the model developed by the Agents.

  e)
  Euro Disney SCA undertakes to pay, on presentation of reasonably detailed documents, all reasonable fees and expenses and any value-added taxed related thereto of the legal counsels of the Agents in connection with the Waiver and the Extension and during the Additional Period.

  f)
  Euro Disney SCA undertakes to pay the Agents, on behalf of the Banks, a prorogation fee of €10,000 to each of the Bank which will have voted, no later than March 19, 2004 on the Extension, provided that the Extension has been approved by the Banks and that the waivers described in paragraph 2.d) below have been extended.

  g)
  Euro Disney SCA undertakes to use its best efforts to make the negotiations succeed.

        Each of the above-mentioned undertakings is made subject to the effectiveness of the Extension.

2.     Conditions precedent:

        The effectiveness of the Extension will be, in the event of approval thereof by the Banks, subject to the occurrence of the following conditions precedent:

  a)
  delivery to the Agents of a copy of a credit agreement in favor of the Group in the form attached as an Annex hereto signed by TWDC and by Euro Disney SCA (hereinafter the "Renewed Additional Facility"), and

  b)
  delivery to the Agents of an extract of the deliberations of the supervisory board of Euro Disney SCA, certified by the Chairman of such supervisory board, approving the signature of the Renewed Additional Facility, and

  c)
  delivery to the Agents of a legal opinion from an American lawyer relating to the Renewed Additional Facility on terms, mutatis mutandis, identical to the legal opinion relating to the Additional Facility delivered to the Agents, and

  d)
  extension by the CDC and the Phase IB Creditors, of the waiver of their right to enforce any event of default described in the Waiver, in accordance with terms and conditions identical to those of the Extension.

3.     Termination Events:

        The Extension will be terminated, if the Agent deems it fit, if one of the following occurs:

  a)
  the Renewed Additional Facility is modified without the consent of the Agents, in any manner; or any payment is made to TWDC by the Borrower under the Renewed Additional Facility or TWDC does not perform its obligations under the Renewed Additional Facility;

  b)
  any payment of royalties due to The Walt Disney Company (Netherlands) B.V or of the Management Fee for the fiscal years 2003 or 2004 is made;

  c)
  any repayment is made under the Stand By Credit and has the effect of bringing the outstanding amount of the Stand By Credit below € 110 million;

  d)
  the prorogation fees have not been paid by Euro Disney SCA within fifteen days of the Extension becoming effective;

  e)
  the total amount of the Guarantee Deposits is not set at € 100 million on 20 April 2004, or maintained at this level until the end of the Extension.

4.     Duration

        Subject to the occurrence of one or more of the termination events set forth in paragraph 3 above, the Extension will be in effect through May 31, 2004 inclusive.

5.     Specific Waiver

        The Renewed Additional Facility, subject of the condition precedent set forth in 2. a) above, is subject to the provisions of Article 4 of the Common Undertakings and must, in this respect, be subject to an authorization in accordance with the terms of Article 3 of the Common Agreement. Taking into account the serious timing constraints related to the present request, it is not possible to comply with the procedure set forth in the Common Agreement. As a result, Euro Disney S.C.A. requests, in the name and on behalf of the Borrowers, your agreement to waive, irrevocably, your right to invoke against the Borrowers an Event of Default due to non-compliance with the provisions of Article 3 of the Common Agreement with respect to the Renewed Additional Facility.

        Euro Disney SCA agrees to consider the Renewed Additional Facility as a Disney Document for purposes of the Bank Debt Agreements until it is repaid in full.

6.     Representations and Warranties:

  (A)
  Euro Disney SCA represents and warrants to the Banks, who will decide on such basis:

  a)
  that it has full capacity to sign this letter and that its undertakings hereunder are valid undertakings enforceable against it in accordance with their terms;

  b)
  that such undertakings are not, in any material respect, contrary to the laws and regulations applicable to it, or provisions of its bylaws, or any provision in an agreement with which it must comply;

  c)
  that, subject to any Potential Events of Default or Event of Default subject to the Waiver and the Event of Default referred to in 5 above, to its knowledge, there is no other Potential Event of Default or Event of Default, that the Borrowers are not in default under the other Bank Debt Agreements and that Euro Disney SCA is not aware of any event which may result in such a default.

  (B)
  Each Bank voting in favor of the Extension will be deemed to have represented and warranted to Euro Disney SCA that it has not identified, at the date of its vote, an event or circumstance that is or may be a Potential Event of Default or an Event of Default, other than those mentioned in the Waiver Request.

7.     No Novation

        The provisions of this letter do not modify the provisions of the Bank Debt Agreements or of the loan agreements from the CDC relating to the second park.

        It is incumbent upon your Agent to organize the vote of creditors to obtain their vote in accordance with the provisions of the relevant Bank Debt Agreement.

Very truly yours,

Jeffrey R. Speed Senior Vice President and Chief Financial Officer of Euro Disney SA, Gérant of Euro Disney SCA

Attachment: form of Renewed Additional Facility of TWDC.

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  Exhibit 4.6